Exhibit 10.1

OTTER TAIL CORPORATION
2014 STOCK INCENTIVE PLAN
2018 EXECUTIVE PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement is between Otter Tail Corporation, a Minnesota corporation (the “Corporation”), and you, as an employee of the Corporation, effective as of the date of grant (the “Grant Date”) set forth in the attached Performance Award Certificate.

WHEREAS, the Corporation, pursuant to the Otter Tail Corporation 2014 Stock Incentive Plan (the “Plan”), wishes to grant to you the opportunity and right to receive a number of the Corporation’s Common Shares, par value $5.00 per share (the “Common Shares”), subject to the terms and conditions contained in this Agreement and in the attached Performance Award Certificate, which is made a part of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Corporation and you hereby agree as follows:

1.     Performance Award. The Corporation hereby grants to you, effective as of the Grant Date, a Performance Award representing the right to receive a specified number of Common Shares, as set forth in the attached Performance Award Certificate and subject to the terms and conditions set forth in this Agreement, the Performance Award Certificate and the Plan. The Performance Award, to the extent it becomes payable, shall be paid in Common Shares of the Corporation (the “Shares”).

2.     Performance Period and Performance Goals. The performance period for purposes of determining whether the Performance Award will be paid shall be January 1, 2018 through December 31, 2020 (the “Performance Period”). The performance goals for purposes of determining whether, and the extent to which, the Performance Award will be paid are set forth in Exhibit 1 to this Agreement, which Exhibit is made a part of this Agreement.

3.     Payment. Subject to the provisions of Sections 4 and 5 of this Agreement, the Performance Award shall be paid within 59 days after the January 15 following the end of the Performance Period after the Compensation Committee of the Corporation’s Board of Directors (the “Committee”) determines, in its discretion, whether and to what extent the performance goals have been achieved in accordance with the terms set forth in Exhibit 1 to this Agreement.

4.     Forfeiture; Early Vesting. Notwithstanding the provisions of Section 3 of this Agreement, in the event your employment is terminated during the Performance Period, the Performance Award and your right to receive any Shares shall be immediately and irrevocably forfeited, unless such termination is by reason of your:

(a)     disability (as determined under any long-term disability program then maintained by the Corporation or any of its Affiliates that is applicable to you);

(b)     death;

(c)     retirement (voluntary resignation at or after the earlier of (i) age 62 or (ii) your qualifying for normal or early retirement under any retirement plan of the Corporation that is applicable to you); or

(d)     resignation for good reason or involuntary termination without cause that qualifies you for severance benefits under an employment agreement or severance plan applicable to you.

In the event your employment is terminated during the Performance Period for one of the reasons enumerated in clauses (a) or (b) above, then you or your estate shall be entitled to receive a payment of the Performance Award based on, and assuming that, the performance goal would be achieved at the Target level, as set forth in Exhibit 1 to this Agreement. Such payment shall be made as soon as administratively feasible following your separation from service (subject to any required delay under Section 9(a)). If a payment is made pursuant to this paragraph, no payment shall be made pursuant to Section 3 of this Agreement.

In the event you retire during the Performance Period under clause (c) above, then your rights under the Performance Award shall remain outstanding as if you had remained employed for the duration of the Performance Period. You shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 3 of this Agreement following the end of the Performance Period, prorated as follows. If you retire on or before June 30 of the calendar year that includes the Grant Date, the Performance Award shall be prorated by multiplying the Performance Award by a fraction, the numerator of which shall be the number of full calendar months during the Performance Period you were so employed, and the denominator of which shall be twelve (12). If you retire after June 30 of the calendar year that includes the Grant Date, any Performance Award that becomes payable under Section 3 shall not be prorated.

In the event your employment is terminated during the Performance Period for one of the reasons enumerated in clause (d) above, then your rights under the Performance Award shall remain outstanding as if you had remained employed for the duration of the Performance Period. You shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 3 of this Agreement following the end of the Performance Period, prorated as follows. The Performance Award shall be prorated by multiplying the Performance Award by a fraction, the numerator of which shall be the number of full calendar months during the Performance Period you were so employed, and the denominator of which shall be thirty-six (36).

5.     Change in Control. Notwithstanding the provisions of Section 3 of this Agreement, in the event of a Change in Control (as defined in the Plan) during the Performance Period that occurs prior to your termination of employment, you shall be entitled to receive a payment of the Performance Award based on, and assuming that, the performance goal would have been achieved at the Target level, as set forth in Exhibit 1 to this Agreement. Such payment shall be made promptly following the date of the Change in Control. If a payment is made pursuant to this Section 5, no payment shall be made pursuant to Section 3 of this Agreement. Notwithstanding the foregoing, if any payment due under Section 5 is deferred compensation subject to Section 409A of the Code, and if the Change in Control is not a “change in control event” that serves as a permissible payment event under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, then the Performance Award shall vest upon the Change in Control as provided above but payment under this Section 5 shall be delayed until the earlier of (i) January 15 following the end of the Performance Period or (ii) the Executive’s separation from service (subject to any additional required delay under Section 9(a)).

6.     Restriction on Transfer. The Performance Award, and the right to receive Shares, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution, and no attempt to transfer the Performance Award, and the right to receive the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Performance Award or the Shares. No transfer by will or the applicable laws of descent and distribution of the Performance Award shall be effective to bind the Corporation unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

7.     Issuance of Shares. After the Performance Award becomes payable pursuant to Section 3, 4 or 5 hereof, and following payment of the applicable withholding taxes pursuant to Section 8 hereof, the Corporation shall promptly cause to be issued a certificate or certificates, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, representing the Shares (less any shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to you or your legal representatives, beneficiaries or heirs, as the case may be.

8.     Income Tax Matters.

(a)     You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Performance Award, the receipt of Shares upon any payment of the Performance Award, the subsequent disposition of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)     In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, you may elect to satisfy your federal and state income tax withholding obligations arising from the receipt of the Shares by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the order of the Corporation, (ii) having the Corporation withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, provided it does not exceed the employee’s maximum statutory withholding requirements, or (iii) delivering to the Corporation Common Shares having a Fair Market Value equal to the amount of such taxes. The Corporation will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined.

9.     Miscellaneous.

(a)     Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(i)     For this purpose, specified employees shall be identified by the Corporation on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Corporation that are subject to Section 409A.

(ii)     For this purpose “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(iii)     To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Corporation nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(b)     Nothing contained in this Agreement or the Plan shall confer on you any right to continue in the employ of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate your employment at any time.

(c)     You shall not have any rights of a holder of Common Shares unless and until Shares are actually issued to you after the end of the Performance Period as provided in this Agreement.

(d)     The Corporation shall not be required to deliver any Shares until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Corporation to be applicable are satisfied.

(e)     This Agreement is subject to the terms of the Plan, including, without limitation, the provision for adjustments in Section 4(c) of the Plan. Terms used in this Agreement which are not defined herein shall have the respective meanings given to such terms in the Plan. A copy of the Plan is available to you upon request.

(f)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof.

(g)     Headings in this Agreement are for convenience of reference only and shall not be deemed in any way to be material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(h)     THIS PERFORMANCE AWARD AGREEMENT IS ATTACHED TO AND MADE A PART OF A PERFORMANCE AWARD CERTIFICATE AND SHALL HAVE NO FORCE OR EFFECT UNLESS SUCH PERFORMANCE AWARD CERTIFICATE IS DULY EXECUTED AND DELIVERED BY THE CORPORATION AND YOU.

* * * * * * * *

OTTER TAIL CORPORATION
2014 STOCK INCENTIVE PLAN

PERFORMANCE AWARD CERTIFICATE

This certifies the Performance Award, as specified below, has been granted under the Otter Tail Corporation 2014 Stock Incentive Plan (the “Plan”), the terms and conditions of which are incorporated by reference herein and made a part hereof. In addition, the award shown in this Certificate is nontransferable and is subject to the terms and conditions set forth in the attached 2018 Performance Award Agreement of which this Certificate is a part.

«First» «M» «Last»

«Address»

«City». «State» «Zip»

«SS»

You have been granted the following Award:

Grant Type:	Performance Award
Target Number of Common Shares Subject to Award:	«Target»
Maximum Number of Common Shares Subject to Award:	«Max»
Grant Date:	February 5, 2018
Performance Period:	January 1, 2018 – December 31, 2020
Performance Goals:	Set forth in Exhibit 1 to the 2018 Executive Performance Award Agreement

By the Corporation’s and your signature below, it is agreed that this Performance Award is governed by the terms and conditions of the Performance Award Agreement, a copy of which is attached and made a part of this document, and the Plan.

OTTER TAIL CORPORATION

By:
Charles S. MacFarlane Its: President & CEO

«First» «Last»

Exhibit 1

Performance Goals for Three-Year Performance Period
(January 1, 2018 – December 31, 2020)

			Threshold	Target	Maximum
Performance Goal	Otter Tail TSR performance relative to peer group	<25th %ile	25th %ile	50th %ile	75th %ile or greater
Payment Levels	% of target shares	0%	25%	50%	75%

●	Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.
●

Total Shareholders Return (TSR) (for both Otter Tail and peer group determination) = stock price appreciation (measured as of the average closing price for the 20 trading days immediately following January 1, 2018 and as of the average closing price for the 20 trading days immediately preceding January 1, 2021), plus value of dividends.

●	Peer group = Edison Electric Institute Index as of 12/31/2020.
●	Award capped at Target if there is negative TSR.

			Threshold	Target	Maximum
Performance Goal	Adjusted 3-Year ROE	<8.0%	8.25%	9.75%	10.75%
Payment Levels	% of target shares	0%	25%	50%	75%

●	Amounts payable for performance will be treated linearly from threshold to target and from target to maximum.
●	Adjusted 3-Year Return on Equity (ROE) is equal to the average of Adjusted Return on Equity for each of the three years in the Performance Period.
●	Adjusted Return on Equity is equal to the Corporation’s Adjusted Earnings divided by the 13-month average of Total Outstanding Common Equity using the 13 months ending at the end of the fiscal year.
●

Adjusted Earnings is equal to the earnings available for Common Shares as reported in the Corporation’s annual year-end financial report, as adjusted to reflect (1) unusual, extraordinary or nonrecurring events; (2) changes in applicable accounting rules or principles or in the Company’s methods of accounting; (3) results of discontinued operations; (4) asset write-downs; (5) litigation or claim judgments or settlements; (6) changes in tax law affecting reported results; (7) severance, contract termination and other costs related to exiting business activities; (8) acquisitions; (9) gains or losses from the disposition of businesses or assets; (10) gains or losses from the early extinguishment of debt; and (11) other publicly identified one-time items (collectively, the “Adjustment Items”).

●	Total Outstanding Common Equity is equal to the month end common equity balance.
●	The Committee may exercise discretion to not make adjustment for one or more Adjustment Items when determining Adjusted Earnings.

The number of Common Shares payable is determined by taking the sum of the percentages earned in each of the tables.